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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           NOVEN PHARMACEUTICALS, INC.

      (Includes all amendments recorded and filed as of December 31, 1998)

         FIRST: The name of the corporation is:

                           NOVEN PHARMACEUTICALS, INC.

         SECOND: The registered office of the corporation and place of business in the State of Delaware is to be located at 1 American Avenue, in the City of Dover, County of Kent. The name of the registered agent at that address is Corporate Service Bureau Inc.

         THIRD: The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on, are to do any and all things therein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

                  To do any lawful act or thing for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is 40,100,000, of which 40,000,000 shall be common stock of $.0001 par value per share and of which 100,000 shall be preferred stock of $.01 par value per share.

                The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized, in the resolution or any resolutions providing for the issue of any wholly unissued series of Preferred Stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof, including, without limitation: the rate of dividends upon which and the




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times at which dividends on shares of such series shall be payable and the preferences, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of this corporation, whether such dividends shall be cumulative or non-cumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of Common Stock of this Company and the terms and conditions, including price and rate of exchange of such conversion or exchange; the redemption (including sinking fund provisions), if any, of shares of such series; and such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix. The Board of Directors is also expressly authorized to fix the number of shares constituting such series and to increase or decrease the number of shares of any series prior to the issue of shares of that series and to decrease, but not increase, the number of shares of any series subsequent to the issue of shares of that series, but not below, the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         FIFTH: The name and address of the incorporator is as follows:

                  NAME                      ADDRESS
                  ----                      -------
                  Anne Marie Harvey         283 Washington Avenue
                                            Albany, New York 12206



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         SIXTH: The powers of the incorporator are to terminate upon filing of the Certificate of Incorporation, and the name(s) and mailing address(es) of the person(s) who is (are) to serve as Director(s) until the first annual meeting of stockholders or until their successors are elected and qualify is (are) as follows:

                  NAME                      ADDRESS
                  ----                      -------
                  Steven Sablotsky          10301 S.W. 128 Avenue
                                            Miami, Florida

         SEVENTH: The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchises of this Corporation.

                  With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of the Corporation.

                  The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this Corporation except as conferred by Law of the By-Laws, or by resolution of the stockholders.

                  The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of the State of Delaware.

                  It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be in nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes, and powers.



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         EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

         NINTH: The corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Dated:  January 27, 1987

                                              NOVEN PHARMACEUTICALS, INC.

                                              By:  /s/ Steven Sablotsky
                                                   --------------------------
                                                   Steven Sablotsky, Chairman

Amended:  April 10, 1987
          January 28, 1988
          June 21, 1991
          August 17, 1992
          August 2, 1994
          June 9, 1997




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